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                                                                    Exhibit 10.1

                                   Resignation
                                       and
                              Separation Agreement

         This RESIGNATION AND SEPARATION AGREEMENT ("Agreement") is made and entered into as of this sixth day of June 2003, by and between Bank Mutual Corporation, and its Affiliates (including without limitation, Bank Mutual Bancorp, MHC) and direct and indirect Subsidiaries (collectively "Bank Mutual"), and Michael D. Meeuwsen (hereinafter referred to as "Meeuwsen").

         WHEREAS, Meeuwsen is an employee, officer and director of Bank Mutual and has served Bank Mutual or its predecessors in various capacities for approximately twenty three (23) years;

         WHEREAS, Meeuwsen and Bank Mutual are currently parties to an Employment Agreement dated January 2, 1990, as amended on September 20, 1995, ("Employment Agreement") and a Non-Competition Agreement dated November 1, 2000, ("Noncompetition Agreement");

         WHEREAS, Meeuwsen has decided that he wishes to retire from the banking business and resign all of his positions with Bank Mutual;

         WHEREAS, it is the desire of the parties to document Meeuwsen's resignation and separation from Bank Mutual and to recognize his many contributions and years of service to Bank Mutual;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Bank Mutual and Meeuwsen, the parties hereby agree as follows:

         1. Resignation. Meeuwsen hereby resigns as an officer, Director (including as a member of any committee of Directors) and employee of Bank Mutual effective July 31, 2003 (the "Effective Date"). His resignation is entirely of his choosing and voluntary under section
         2.4 of the Employment Agreement and the parties agree that it is irrevocable. Bank Mutual accepts his resignation to be effective as of the Effective Date. This resignation shall not constitute a retirement under Bank Mutual's employee benefit or welfare plans.

         2. Employment. Until the Effective Date, Meeuwsen will continue to be employed and to be paid and receive benefits under the Employment Agreement and will continue to serve as a director of Bank Mutual. Upon the Effective Date he will cease to be an officer, director or employee of Bank Mutual.

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         3.    Health Insurance and Benefit Plans. Bank Mutual shall pay its normal portion of the premiums for Meeuwsen's health, dental and vision care insurance and shall deduct his share of such premiums from the salary payments made to him through the Effective Date. Thereafter, Meeuwsen shall be eligible for COBRA continuation of health, dental and vision coverage at his sole expense. Except as otherwise expressly provided for hereunder, Meeuwsen's participation in and rights under any and all employee benefit plans offered by Bank Mutual shall be governed by and construed in accordance with applicable laws and the governing documents thereof.

         4. Automobile. On the Effective Date, Bank Mutual will transfer title to the Chevrolet Suburban which Meeuwsen has been driving, outright to him, free and clear of liens, if any. For accounting purposes only, the automobile has an agreed value of Eight Thousand Dollars ($8,000).

         5. Director Retirement Plan. On the first of the month following the Effective Date, Bank Mutual shall commence the payment of Meeuwsen's vested interest in the Bank Mutual Directors Retirement Plan, which is One Thousand Dollars ($1,000) a month for fifteen (15) years, for a total of One Hundred Eighty Thousand Dollars ($180,000.00). All such payments are subject to the terms of the Directors Retirement Plan, including but not limited to, the limitation on benefits which applies in the event of Meeuwsen's death.

         6. Unused Vacation. Within a reasonable period of time after the Effective Date, Bank Mutual shall pay Meeuwsen for any unused vacation time or floating holidays.

         7. Stock Options. Bank Mutual agrees that the vesting of 16,000 stock options scheduled to occur in the year 2004 shall accelerate and vest as of the Effective Date. Meeuwsen acknowledges that all of his vested stock options, issued pursuant to the Bank Mutual Stock Option Plan, must be exercised by July 31, 2004 or they will be extinguished. Meeuwsen further acknowledges that unvested stock options for 32,000 shares and Management Recognition Plan awards of 26,800 shares shall be forfeited by him as of the Effective Date.

         8. Acknowledgment of Full Compensation. Meeuwsen acknowledges that Bank Mutual has no prior obligation to pay Meeuwsen any form of severance pay and that no amounts are due and owing from Bank Mutual to Meeuwsen, other than those due under the Employment Agreement through the Effective Date or those agreed to pursuant to this Agreement.

         9. Transactions in Bank Mutual Stock. Meeuwsen agrees to continue to comply with Bank Mutual's insider trading policies through the Effective Date, and will continue to comply thereafter with all securities laws and regulations which are, from time to time, applicable to him. Meeuwsen further agrees to be subject, for a period not to exceed ninety (90) days from the Effective Date, to the same extent as Bank Mutual's Executive Officers, to any trading restrictions such

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         Executive Officers agree to with Ryan Beck & Co., in connection with
         Bank Mutual's planned conversion to full public company status and related stock offering and in connection therewith to execute such documents, in the same form as other Executive Officers, as may reasonably be requested by Ryan Beck. In view of the pending transactions involving Bank Mutual stock, Meeuwsen further agrees that subsequent to the Effective Date through July 31, 2004, he will coordinate any sales of his Bank Mutual stock with Bank Mutual and Ryan Beck & Co. in order to provide for an orderly market for shares.

         10. Noncompetition Agreement. Meeuwsen acknowledges that the Noncompetition Agreement remains in force, in accordance with its terms, and will continue to be so for a period of one year following the Effective Date.

         11. Announcement. Bank Mutual and Meeuwsen agree that the initial public announcement of Meeuwsen's resignation will be made in the form of the press release attached to this Agreement as Exhibit 1.

         12. Records. Meeuwsen will return all information and related reports, files, memoranda, records, credit cards, cell phones, card key passes, door and file keys, computer access codes, and any other physical and personal property that Meeuwsen received, prepared, or helped prepare in connection with his employment with Bank Mutual.

         13. Release. For valuable consideration from Bank Mutual as stated above, Meeuwsen, for himself and his heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature (except, only, for claims, if any, of indemnification to which he may be entitled as a former employee, officer or Director) that he may have against Bank Mutual, its affiliates, subsidiaries, predecessors, successors, and assigns and its present, former or later insurers (except, he does not release claims, if any, he may have to coverage and indemnification under Bank Mutual's Directors and Officers liability insurance), agents, representatives, officers, administrators, directors, principals and employees (collectively "Releases"), which arise out of or are in any manner based upon or related to the employment relationship between Meeuwsen and Bank Mutual, and his separation from Bank Mutual, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party in the event the other party breaches this Agreement.

         Without limitation to the foregoing, Meeuwsen specifically releases, waives and forever discharges the above-listed entities and persons from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Wisconsin Fair Employment Act; Wisconsin wage and hour laws; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (29 U.S.C.

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         (S) 621 et seq.); the Americans with Disabilities Act; the Fair Labor
         Standards Act; the Pregnancy Discrimination Act; the Equal Pay Act; ERISA; state or federal parental, family and medical leave acts; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, breach of contract (express or implied) and/or any other tort or common law cause of action. This waiver and release does not affect those rights or claims that arise after the execution of this Agreement.

         14. No Reapplication. Meeuwsen agrees not to reapply for employment with Bank Mutual.

         15. Non-Disparagement. Bank Mutual agrees not make disparaging remarks or statements about Meeuwsen and Meeuwsen agrees not to make disparaging remarks or statements about Bank Mutual, its services or practices.

         16. Binding Agreement. This Agreement shall be binding upon Meeuwsen and upon his heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releases and to their heirs, administrators, representatives, executors, successors and assigns.

         17. Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

         18. Complete and Exclusive Agreement. The parties understand and agree that this Agreement is final and binding and, together with the Noncompetition Agreement, constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

         19. Consideration Period. Meeuwsen represents that he has had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement and that he has been given up to twenty-one (21) days to consider this Agreement. Meeuwsen understands and agrees to sign attached Exhibit 2 in final form within three (3) calendars days of the expiration of his seven-day revocation period and to return the executed Exhibit 2 to Bank Mutual promptly thereafter if he chooses not to revoke this Agreement.

         20. Confidentiality. Meeuwsen agrees that he will not divulge proprietary or confidential information relating to Bank Mutual.

         21. Acknowledgement. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was

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         available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.

         22. Applicable Law. Wisconsin law will apply in connection with any dispute or proceeding concerning this release.

         IN WITNESS WHEREOF, the parties herein executed this Resignation and Separation Agreement as of the date first stated above.

                                      Bank Mutual Corporation, for itself and on behalf of its Affiliates and Subsidiaries

Date:  June 6, 2003                   By:   /s/ Michael T. Crowley, Jr.
                                          --------------------------------------
                                           Michael T. Crowley, Jr.,
                                           Chairman and Chief Executive Officer

                 CAUTION: THIS IS A RELEASE. BANK MUTUAL HEREBY
            ADVISES MEEUWSEN TO CONSULT WITH AN ATTORNEY AND READ IT
                 BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED
              IN WRITING BY MEEUWSEN WITHIN SEVEN (7) CALENDAR DAYS
              OF HIS EXECUTION OF THE DOCUMENT, AND THIS AGREEMENT
             WILL NOT BE EFFECTIVE OR BINDING ON EITHER PARTY UNTIL
                     THE EXPIRATION OF THIS SEVEN-DAY PERIOD

Dated:  June 6, 2003                     /s/ Michael D. Meeuwsen
                                       -----------------------------------------
                                       Michael D. Meeuwsen

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                                    EXHIBIT 1

                              FORM OF PRESS RELEASE

Contact: Bank Mutual Corporation
         NASDAQ:  BKMU
         Michael T. Crowley Jr.
         Chairman and Chief Executive Officer
         414-354-1500

                       MEEUWSEN TO RETIRE FROM BANK MUTUAL
       Thanked by Michael Crowley, Jr. CEO, for his Service to the Company

Milwaukee, Wisconsin
June 6, 2003

         Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual Corporation, and Michael D. Meeuwsen, President and Chief Operating Officer of Bank Mutual Corporation, today jointly announced that Mr. Meeuwsen would be retiring from Bank Mutual Corporation, effective July 31, 2003.

         "While we will certainly miss him and the insights and leadership he has brought to Bank Mutual, we wish Mike Meeuwsen well," said Mr. Crowley, Jr. "Mike's service in the union and integration of Mutual Savings Bank and First Northern Savings Bank, and the other steps leading to our current full conversion transaction have been invaluable. Mike Meeuwsen has been, and continues to be, supportive of and loyal to Bank Mutual. We thank him for the strength of First Northern which he brought to Bank Mutual and for his service since the combination."

         "While departure is always difficult, I am leaving Bank Mutual with nothing but pride in, and great satisfaction with, my years with Bank Mutual Corporation," said Mr. Meeuwsen. "I have great respect for Bank Mutual Corporation, its leadership and my associates. I am pleased that I have been able to accomplish the goals to date which we have set, and leave the organization when it is positioned for good things in the future."

         Mr. Meeuwsen continued, "Since the merger of Mutual Savings Bank and First Northern Savings Bank into Bank Mutual and my related move to Milwaukee, I have had the opportunity to reflect on what is best at this time for me and my family. Upon that reflection, I decided that this would be an appropriate time to move on. I believe it is also a good time in the history of Bank Mutual Corporation for me to take this step, since it will permit the organization to consider in an orderly way its future management structure. I leave Bank Mutual with nothing but the highest regard for the people and its

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

future. I intend to remain a shareholder of and to use Bank Mutual as my bank of choice."

         Mr. Meeuwsen will remain a director and an executive officer of Bank Mutual Corporation until his departure. At that time, Michael T. Crowley, Jr. will assume the additional position of President. The corporation did not announce any immediate plans to replace Mr. Meeuwsen on the board of directors. Bank Mutual Corporation also stated that it did not expect Mr. Meeuwsen's departure to affect its current plans, strategies or day to day operations.

         Bank Mutual Corporation common stock is traded on The NASDAQ Stock Market(R) under the symbol "BKMU". The Company, the MHC and the Bank are headquartered in the Milwaukee suburb of Brown Deer, Wisconsin. The Company is the fifth largest banking institution headquartered in Wisconsin, with year end assets of $2.8 billion. Its subsidiary bank, Bank Mutual, operates 69 offices in the state of Wisconsin and one office in Minnesota.

Cautionary Statements

         The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. The Company's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience and the related integration of our operations, general economic and political developments, and other factors discussed in those filings.

                                        #

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                                    EXHIBIT 2

                          SEVEN DAY RIGHT TO REVOCATION
                               ACKNOWLEDGMENT FORM

         I, Michael D. Meeuwsen, hereby acknowledge that Bank Mutual Corporation has tendered a Resignation and Separation Agreement which I voluntarily agreed to accept on ______________, 2003, a date at least seven calendar days prior to today's date.

         I certify that seven calendar days have elapsed since my voluntary acceptance of the above-referenced offer (i.e., seven calendar days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Resignation and Separation Agreement.

         Signed this ___ day of _____________, 2003 at ___________, ___________.

                                                    ____________________________
                                                     Michael D. Meeuwsen